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Explanatory Note: The following is the transcript for a conference call held by Commonwealth Telephone Enterprises, Inc. on August 5, 2003.

Additional Information and Where to Find It
In connection with the annual shareholders’ meeting, a proxy statement was mailed to security holders of CTE, and CTE filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials, and any other documents filed by CTE with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and the other documents filed by CTE with the Commission by writing to us at: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612-9774, Attn: David G. Weselcouch, e-mail: dwes@epix.net; (570) 631-2700. Investors and security holders are urged to read the proxy statement and other relevant materials before making any voting decision with respect to the annual meeting.

CTE and its directors, executive officers and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership of CTE, is set forth in CTE's public filing on Schedule 14A with the Commission on April 25, 2003, as amended on May 1, 2003. This document is available for free at the Commission’s web site at www.sec.gov. Information about the directors and executive officers of CTE and a description of their interests is set forth in the proxy statement for the annual shareholders’ meeting.

Commonwealth Telephone Enterprises, Inc. Conference Call, August 5, 2003

          JOAN: Good morning, ladies and gentlemen, and welcome to the Commonwealth Telephone Enterprises 2003 second quarter earnings conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star key followed by the zero on your touchtone phone. As a reminder, this call is being recorded. Today’s call is presented by Mr. Michael J. Mahoney, President and CEO. Following Mr. Mahoney’s remarks, there will be a question and answer session. Commonwealth Telephone Enterprises requests that questioners be restricted only to members of the institutional investment community. I would now like to introduce your moderator for today’s conference, Mr. David G. Weselcouch. Please go ahead, sir.

          MR. WESELCOUCH: Thank you, Joan. Good morning. I’m David Weselcouch, Senior Vice President of Investor Relations for Commonwealth Telephone Enterprises, and I’d like to welcome you to our 2003 second quarter results conference call. With me this morning are Mike Mahoney, our President and CEO; Jim DePolo , our Executive Vice President and Chief Operating Officer; and Don Cawley, our Senior Vice President and Chief Accounting Officer. The format for today’s call will be as follows. First, Mike Mahoney will touch on recent trends and initiatives in our business, including our recent financing and the status of our proposed recapitalization. Then Don Cawley, our Chief Accounting Officer, will review the operating and financial highlights of our second quarter. After that, Mike will cover our updated 2003 guidance, and then we’ll open the call up to your questions. We anticipate the call to end at around 9:45 a.m. Before I turn the call over to Mike, let me briefly state our safe harbor disclaimer. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. Certain information that will be discussed on this conference call is forward looking. Such forward looking information involves important risks and uncertainties that could significantly affect results expressed in any forward looking statements made in this conference call. For a discussion of these risks and uncertainties, I refer you to this morning’s earnings release and our previous Securities and Exchange Commission filings. At this time, I’d like to turn the call over to our President and CEO, Mike Mahoney.

          MR. MAHONEY: Thank you, David. Good morning. I’d like to welcome those of you participating on this morning’s call via teleconference, as well as those of you joining us via our live Internet broadcast. Our earnings release was distributed on the national wire, First Call, and via our email distribution list earlier this morning. Hopefully, you’ve had a chance to review it. I’d like to begin by reporting to you that we had a solid second quarter. We achieved solid 4% growth in consolidated switch access lines and 6% growth in consolidated reported revenues. The operating and financial performance across all of our businesses was on plan, and we are well positioned for the second half of 2003. On the bottom line, our reported EPS of $0.64 reflected a 7% growth rate versus last year’s reported EPS of $0.60. In addition to maintaining our careful focus on the execution of our overall business and achieving another solid quarter of consistent results, we had a busy couple of months at CTE with our recent financing and our proposed recapitalization, and I’d like to take a few minutes to comment on each of these important initiatives. But before I do, I’d just like to state that with this morning’s earnings release, you may have noticed that we have discontinued the use of non-GAAP measures, such as EBITDA and EBITDA margin in our discussion of results. Due to the SEC’s strict position on the use of non-GAAP financial information, as well as general trends in this area, we have made the determination to no longer present these measurements, and we only intend to show GAAP measures going forward. Now, with that said, let me start with our recent financing. As you know, on July 18 we closed a $300 million convertible note offering due in 2023. This was a highly successful financing for our company, which is a testament to the financial strength of CTE. We undertook this financing at this time to take advantage of historic low interest rates, and we chose a convertible debt offering because it was the most attractive alternative versus other forms of financing, including straight debt in terms of both interest rate and covenants. To raise $300 million at 3-1/4% coupon is very attractive, and the corresponding conversion features of the issue were also compelling. Also, on July 17, 2003, after paying off the remaining $5 million balance, we terminated our revolving credit facility which had commitments of $240 million. Following the closing of this convertible debt issue, we remain under-leveraged relative to many other telephone companies. Further, following this financing, our weighted average interest rate on our outstanding debt is less than 2-1/2% after tax. Clearly, the key question on your minds is what are you going to do with the cash? For the moment the cash is invested in high quality money funds. In fact, our net debt remains essentially at the level it was before the transaction. As stated in our press release in connection with the financing, we intend to use the net proceeds from the offering for working capital, capital expenditures, and other general corporate purposes, including potential acquisitions, debt retirement, and potential common stock repurchases. Our cash balance at the end of the second quarter was $47 million. And coupled with the net proceeds from our convertible financing, our current cash balance is roughly $350 million. I can assure you that our objective is to employ the capital entrusted to us in a manner that increases the value of our shareholders’ equity over the long term. As you know, at the beginning of this year I made finding an appropriate value enhancing M&A opportunity a top priority in terms of our future use of cash. I stated at that time that we would spend approximately 12 to 18 months assessing the market for M&A opportunities, a window that takes us well into 2004. And we continue to do just that. We continue to believe that we can deliver value to our shareholders by acquiring underperforming assets at a fair price and then bringing our record of execution to bear on those assets. Returning cash to our shareholders through dividends and/or common stock purchases continue to be options for us to consider in the future. Clearly, the dividend taxation level, our capital structure objectives, our stock price, and the likelihood of near term M&A opportunities will all influence our decision regarding the future use of our cash. Now, an update on our proposed recapitalization. As you know, on April 25 we announced that CTE and Level 3 had entered into a recapitalization agreement providing for the reclassification and conversion of each share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock. Subsequently, we filed our Definitive Proxy Statement with the SEC on July 16 and set our annual meeting of shareholders for Wednesday, September 3. The mailing of our Annual Report and Proxy Statement commenced on July 17, and at this time all shareholders, as of our June 20 record date, should be in possession of these materials. Accordingly, we have begun to solicit the support of our shareholders for the passage of our recapitalization proposal. The proposed transaction requires the following affirmative votes: (1) a majority of the votes cast by the holders of CTE Common Stock, voting separately as a class; (2) a majority of the votes entitled to be cast by the holders of CTE Class B Common Stock, voting separately as a class; and (3) a majority of the votes entitled to be cast by the holders of CTE Common Stock and CTE Class B Common Stock, voting together without regard to class. Level 3 has agreed to vote in favor of the recapitalization. Management believes that this is a good transaction for the company. For one, the transaction will eliminate our common stock dual class structure. As a result, all of our shareholders will be put on the same footing with voting power that is commensurate with each shareholder’s respective economic ownership of the company. Specifically, CTE’s existing common shareholders will see their collective voting control of the company increase from approximately 42% to 91%. Management also believes that the 9% premium is fair in view of the voting control of the company that is being surrendered as a result of the transaction. Existing holders of Class B Common Stock will see their collective voting control of the company go from approximately 58% to 9%. Further, the diluted effect of this transaction on existing CTE common holders is nominal, at less than 1%. Also, importantly, the deal eliminates the possibility that another investor could acquire a significant voting position in CTE by purchasing the Class B shares held by Level 3, which presently represent about 4% of the economic ownership of CTE but over 29% of the voting power. Also, by not pursuing a strategy to repurchase either the Class B shares owned by Level 3 or all the Class B shares outstanding, CTE conserves cash which may be used for potential acquisitions, debt retirement, or potential share repurchases. For a host of reasons we believe this transaction is good for CTE going forward. Details of the transaction are spelled out in Proposal 3 of our Definitive Proxy Statement, and we look forward to investor support of this transaction. At this time I’ll turn the call over to Don for a brief review of our second quarter financial highlights. Don.

          MR. CAWLEY: Thank you, Mike. For the 2003 second quarter, CTE reported diluted earnings per share of $0.64 versus reported diluted earnings per share of $0.60 in the 2002 second quarter. Included in CTE’s 2003 second quarter, reported diluted earnings per share is a $1.5 million pretax or $0.04 per share after tax charge, reflecting legal and financial advisory expenses in connection with our proposed recapitalization. CTE’s 2002 second quarter reported diluted earnings per share included the effect of a 2 million-dollar pretax charge or $0.05 per share after tax, related to the impairment of WorldCom receivables, and also a $2.1 million pre-tax or $0.05 per share after-tax positive settlement in connection with CTE’s year 2000 restructuring charge. Turning now to the highlights of our consolidated results. CTE ended the 2003 second quarter with a total of 473,375 switched access lines installed, reflecting an increase of 18,437 switched access lines installed in the past 12 months or a growth rate of 4%. CTE’s consolidated revenues in the 2003 second quarter were $83 million, a growth rate of 6% versus the 2002 second quarter. The 2002 second quarter consolidated revenues of $78.3 million included the previously mentioned $2 million charge in connection with WorldCom receivables. CTE’s consolidated operating income in the 2003 second quarter was $25.2 million, which reflected a 4% growth rate versus last year’s second quarter. CTE’s 2002 second quarter operating income of $24.1 million included both the $2 million pre-tax WorldCom charge, as well as a $2.1 million pre-tax positive settlement related to CTE’s year 2000 restructuring charge. For the 2003 second quarter, CTE reported net income of $15.2 million versus reported net income of $14.1 million in the 2002 second quarter. Consolidated capital expenditures were $12.1 million in the 2003 second quarter versus CAPEX of $14 million in the year ago quarter. Now let’s take a brief look at the performance highlights of our two primary operations. Commonwealth Telephone Company or CT had a total of 338,340 switched access lines installed at the end of the 2003 second quarter, a growth rate of 1% versus last year. CT’s residential additional line penetration remained at 40% at the end of the quarter. CT’s business line growth in the 2003 second quarter was 3% versus the 2002 second quarter. CT’s 2002 second quarter revenues grew 8% to $51.2 million versus revenues of $47.5 million in the 2002 second quarter. The 2002 second quarter revenue figure reflects the $2 million charge in connection with WorldCom receivables. CT’s second quarter revenue growth was primarily driven by increased access, minutes of use, rate changes in the NECA (National Exchange Carrier Association) average scheduled settlement formula that took effect in July 2002, and 6% growth in enhanced services. CT’s 2002 second quarter operating income was $23.1 million, a 22% increase over last year. This growth in operating income and the resulting margin expansion resulted from growth at high margin access revenues, continued focus on cost control, and the impact of the $2 million WorldCom receivables charge, which is reflected in CT’s 2002 second quarter results. CT’s 2003 second quarter CAPEX was $5.9 million versus $8 million in the 2002 second quarter. The changing CAPEX is substantially due to the timing of construction. Now let’s move on to CTSI, our RLEC “edge-out” operation. During the 2003 second quarter, CTSI installed 4,453 net access lines, ending the quarter with 135,035 net access lines installed, a growth rate of 13% versus the 2002 second quarter. At the end of the 2003 second quarter, 98% of CTSI’s access lines were on switch and 52% were on net, with on-net meaning 100% on CTSI’s own network. CTSI’s 2002 second quarter revenues were $21.5 million, a growth rate of 1% versus revenues of $21.3 million in the 2002 second quarter. CTSI’s modest revenue growth relative to its 13% access line growth was anticipated and stems from several factors which we discussed last quarter and which negatively impact the 2003 versus 2002’s second quarter results. Specifically, the modification of our transport billings related to access trunking, which we discussed during last year’s third quarter call; continued implementation of the FCC’s mandated interstate access rate reduction, including migration to the CFCC ordered access rate across all carriers, as we had negotiated a higher transition rate with one carrier during 2002 that was slightly above the FCC mandated rate; and further implementation of the FCC order related to local reciprocal compensation, including zero growth in the number of no billed minutes above the 3:1 traffic exchange ratio. CTSI’s operating income in the 2002 second quarter was $2.5 million versus operating income of $5.3 million in the 2002 second quarter. CTSI’s 2002 second quarter operating income included a $2.1 million positive settlement in connection with CTE’s year 2000 restructuring charge. CTSI’s 2003 second quarter capital expenditures were $5.6 million versus $5.4 million in the year ago quarter. Moving now to DSL. In the 2003 second quarter, CTE’s DSL product Jack Flash achieved installations of 831 net new subscribers. Jack Flash now has a total of 11,369 installed DSL subscribers. At this point, I would like to turn the call back over to Mike to discuss 2003 guidance.

          MR. MAHONEY: Thanks, Don. A few words on this year’s guidance. We summarized our 2003 revised guidance in a table in our earnings release this morning. Let me now take a moment to review our expectations. First of all, our consolidated access line growth guidance remains unchanged. We continue to expect to achieve consolidated access line growth of between 3% and 4%. That range equates to an expectation of roughly 14,000 to 18,500 net new access lines in 2003. Our full year 2003 consolidated revenue growth guidance of 5% to 6% remains unchanged, although we now expect to come in near the upper end of this range. Given our discontinuance of the use of non-GAAP measures going forward in 2003, we will be providing operating income and depreciation and amortization guidance. With respect to operating income, our previously communicated guidance for the full year was a range of $98 million to $100 million. We are now raising our operating income guidance range for 2003 to between $100 million and $102 million. As for depreciation and amortization, our previous guidance for the 2000 full year was approximately $70 million, and this level remains unchanged. We are lowering our effective tax rate guidance for 2003 from approximately 40% to a range of 38% to 39%. With respect to EPS, today I will provide you with 2003 third quarter guidance range and 2003 full year guidance range. For the third quarter, we expect diluted earnings per share to be in the range of $0.58 to $0.60 per share. For the 2003 full year, we now expect diluted earnings per share to be in the range of $2.42 to $2.45. This EPS range of $2.42 to $2.45 includes the effect of incremental net interest expense resulting from our recent financing, and it is only modestly below our full year EPS guidance range of $2.45 and $2.47, which was communicated last quarter. None of these EPS numbers are adjusted for the proposed recapitalization. Finally, as for CAPEX, our guidance remains unchanged at a range of between $50-55 million for 2003, although we now expect to come in closer to the low end of this range. To summarize, let me state that I am very pleased with the results CTE achieved in the 2003 second quarter. We had a solid first half of 2003, and the fundamentals of our business remain on track. We are comfortable with the guidance we have provided to you today. At this point, I’d now like to open the call up to your questions, and I ask that you please provide your name and company affiliation at this outset of the question. I’d like to ask our conference call moderator Joan to review the procedures for the question and answer session. Joan.

          JOAN: Thank you. If you have a question at this time, please press the one key on your touchtone telephone. If your question has been answered or if you wish to remove yourself from the queue, please press the pound key. One moment for questions, please. And our first question is from Jeannette Baez of Morgan Stanley. Please go ahead.

          MS. BAEZ: Good morning, everyone. If you could just comment on the demand trends seen at CTSI. We continue to see strong access line growth there. Basically, how should we look at that going forward? And also, comment on Commonwealth Telephone’s access line trends. We’ve seen some deceleration there. So basically, how should we look at the composition of access line growth for this year and going forward? Thanks.

          MR. MAHONEY: Thanks, Jeannette. First, let me stress that we’ll repeat that for starting this year and going forward, our guidance with respect to access line growth is done on a consolidated basis. We used to provide guidance by company. We don’t do that anymore, although we do report the data. Now, having said that, I will tell you that the demand for access line growth or the demand for our services at CTSI remains on track with our expectations. We continue—we had 13% line growth this quarter versus the prior year. And that demand growth, if you look at the last several quarters, is probably fairly consistent. And I see no slackening in the demand for our services. As you know, we entered--at the beginning of this year, we began an expansion into the Lehigh Valley area of Pennsylvania. We’re in the very beginning stages of that expansion. As we settle along, for 2003, it will have negligible impact on our results, but we are on track technically to get our plant deployed, and we expect to continue to have strong demand for the CTSI product. With respect to CT, as you’ve noted, and as we have noted for the last several quarters, we continue to add lines, although our rate of growth for both primary lines and business lines has been slowing as the market gets matured, and we would expect that that slowing trend to continue.

          MS. BAEZ: Thank you.

          JOAN: And our next question is Frank Louthan—excuse me, is from Frank Louthan of Raymond James. Please go ahead.

          MR. Louthan: Good morning, Frank Louthan, Raymond James. A couple of questions. I guess you’re seeing network access—you’ve seen that, seen some strength. And I’m just curious, is there anything on the regulatory front that may be impacting that? Maybe comment on, go a little deeper into that. And then also, on the—any comment on the Verizon strike. I apologize if you commented on that earlier. I may have missed that. But how do you manage customer expectation if a strike does come? How long did it take you to work through the backlog in the last strike? Thanks.

          MR. MAHONEY: No problem. Frank, let me just say first of all, with respect to your regulatory question affecting access, there’s really—there’s nothing on a regulatory front that has affected our access revenues in 2003, with the exception of the negative pressure on access revenues as a result of rate reductions at CTSI, which we’ve talked about for the last several quarters, as well as the increase, which we’ve commented on, in our average schedule formulas at NECA, which took affect in July of 2002, so we’re still feeling the impact of that in the second quarter of 2003. The real driver of our access revenues for the first half of the year was the inclement weather that we had here in the Northeast and high demand--you know, high demand for minutes of use, which drove our access revenues. Your question about the Verizon strike--I mean, fortunately, so far, the negotiations continue. We have seen really no impact of the strike to date. I will remind you, 3 years ago, when there was a strike at Verizon that lasted 18 days or so, the impact was a slowdown in the provisioning of orders at CTSI, which took us several months to work through that backlog as a result of that strike. You know, we’re not anticipating as big a slowdown, but if there’s a strike, we could have some impact on our provisioning, so, at this point, we’re hoping that a strike can be avoided.

          MR. Louthan: So is that something you manage expectations with the customers—the potential customers? How do you plan to go about that if, in fact, a strike does occur?

          MR. MAHONEY: Well, exactly. We would communicate at the time of the sale with the customers the expectation of when we thought the install could take place. You know, and in some cases if it’s on our facilities, it’s not an issue. But on the cases where we have to deal with Verizon, it could be an issue. And we will communicate that with our customers. And, you know, as the experience of 3 years ago, we were able to keep the majority of those customers by setting the appropriate expectation.

          MR. Louthan: Okay, great, thank you.

          MR. MAHONEY: Uh-huh.

          JOAN: Thank you, and our next question is from Michael Balhoff of Legg Mason. Please go ahead.

          MR. BALHOFF: Good quarter, gentlemen. A couple of questions. First of all, I’d like a sense of what you think your target debt level might be at the end of the year—not net debt, but actual debt, because I’m trying to figure out about the timing for your hedges coming off. The second question is I’d like some better clarification of what you think your CTSI margin is going to do going forward. Is there—I would assume that there’s some additional room for improvement now that we’ve had a number of the step-downs, including the reciprocal comp and access rate. And the third issue relates to the NECA average schedule increase that you’ve seen. Could you quantify for us exactly where it’s gone to from where, and if you would, give us what you expect to be the net revenue increase, considering what you’re seeing in your volumes. Thank you.

          MR. MAHONEY: Okay, Mike, let me take them in reverse order. With respect to the NECA average schedules, first of all, that increase took effect in July of 2002. So the impact of that increase on our revenues, when we get into—I’m sorry, into the next quarter, we will have—it’ll be apples to apples, so there won’t be any continuing revenue increase related to that average schedule increase going forward. And in terms of the amount of the increase, that’s not something that we disclose. But I’ll just tell you that’s it’s been one of the key drivers last quarter and over the last couple of quarters in terms of access revenues at Commonwealth Telephone Company.

          MR. BALHOFF: Mike, on that subject, would you give us any idea of what your volume increases have looked like as far as MOUs, just to say year over year what your MOU increase has been?

          MR. MAHONEY: I don’t have that number off the top of my head, Mike. I will tell you that the increase in MOUs in the first quarter was more substantial than it was in the second quarter, but I don’t have the specific percent nor do we disclose what that increase was. Your question about the CTSI margin going forward. You are correct in assuming that the bulk of the downward pressure on CTSI is--in terms of year over year comparisons, is pretty much behind us now that we’re through the second quarter. We announced the trunking adjustment at CTSI in the third quarter of last year, and I believe it impacted a month and a half or so of those revenues, so that pretty much will be an apples to apples comparison, and the step-down in the access rate and the recip comp revenues has pretty much been phased in. So we would expect to see our margin at CTSI now begin to track closer to—we would expect to see revenue and margin increases begin to track closer to access line growth beginning in the third quarter. We won’t fully recover in the third quarter, but by the fourth quarter there should be a fairly comparable comparison between those numbers. And with respect to our target debt level, we look at our target debt level at the end of the year of between $375 million and $385 million.

          MR. BALHOFF: Can you give me a sense of how much in terms of the hedges are coming off in the latter part of this year, so what you can actually retire?

          MR. MAHONEY: No, Mike, I don’t have it off the top of my head. I mean, that stuff is all disclosed. The hedges are disclosed in our 10K and our report. I mean, I don’t have it off the top of my head. But as those hedges expire, we’ve been paying off the debt.

          MR. BALHOFF: Thank you.

          MR. MAHONEY: Uh-huh.

          JOAN: Thank you. And our next question is from Cannon Carr of CIBC World Markets. Please go ahead.

          MR. CARR: Hi, guys, great quarter. Just really some clarification for this point. It sounds like—I know in the first quarter you had seasonally stronger access use because of poor weather. Did you say, Mike, that you had some effect of that in the second quarter here, which also helped – you know - bring some good profit to EBITDA margins on the ILEC?

          MR. MAHONEY: Yes. You know, the weather continued through the months of April and May and June, for that matter. You know, it was cold and snowy in April, and it was just very wet and gray in May and June, and that helped us with our access demand or minutes of use demand at CT.

          MR. CARR: Definitely. Okay, and then the NECA settlements, obviously, you know, the year over year comparisons will end really starting third quarter, but you’ll still get some benefits there. You know, what is a--you know, obvious question, but what is kind of a fair EBITDA margin for ILEC? Can it stay north of 65%?

          MR. MAHONEY: Yes, it can. And as we stated, we’re really moving away, after some discussions with the SEC, we’re really moving completely away from those non-GAP measures of EBITDA margin. I will tell you that the margin performance at CTCo during the second quarter was strong and as strong as it was in the first quarter and you know as we stated in the first quarter that performance was above where we would think a normal performance would be and it was driven by those access revenues and we would expect a return to the level of margin performance we had at CT Co, say more like in the third and fourth quarter of last year when you look out at the third and fourth quarter of this year.

          MR. CARR: Makes sense. And then, just finally can you give a business access line growth?

          MR. MAHONEY: Our business access line growth at CTCo in the second quarter was about three percent which as you probably know is down from a growth of around five percent or so over the last several quarters but that was anticipated, you know as we’ve gone through a two year or a two and a half year of heavy marketing push on those lines. We continue to gain market share but the demand is slowing.

          MR. CARR: Right. Okay great thanks.

          MR. MAHONEY: Uh huh.

          JOAN: Thank you and our next question is from Roger Sachs of Cathay Financial. Please go ahead.

          MR. SACHS: Thank you, Roger Sachs from Cathay Financial. Just couple of questions. On the convertible issue you mentioned that you guys have more favorable covenants as opposed to using straight deck, can you elaborate on that? And that a quick housekeeping you have a number for dial-up Internet subscribers at the end of quarter and lastly on the CAPEX you mentioned that you may not come into the lower end of your guidance, and I’m just curious as to if there’s been any reductions in spending at either the CT or the CTSI, and if there were reductions, is it your timing related pushing things off to 04 or just a better price. Thank you.

          MR. MAHONEY: No problem. Let me take them, the CAPEX issue is, is not any slowing of CAPEX at CT Co or CTSI. I mean those CAPEX are, are pretty much driven by, their success based driven by line, line demand and we expect to continue at CAPEX at those two divisions that are close to our original CAPEX budget. There is going to be a little bit less CAPEX spending for some of the support services and corporate services just because of the things we anticipated that we might have had to spend money on we’re not going to have to. With respect to the covenant issue on the debt that’s a pretty easy answer, question to answer. There are effectively no covenants on this debt, no, no typical covenants that you would see in a straight financing like leverage ratios or debt coverage tests or do you suppose these kind of covenants and do you, which would enhance the attractiveness of it. And the last question, which was are dial-up subscribes at quarter end?

          MR. SACHS: Yeah, at the end of the quarter.

          MR. MAHONEY: It, it was approximately thirty-nine thousand.

          MR. SACHS: Great. Okay. Thank you very much. Great quarter.

          JOAN: Thank you and our next question is from Grace Lee of Bear, Stearns. Please go ahead.

          Ms. LEE: Hi good morning. A couple of questions. First of all on your EPS guidance, it kind of implies that your fourth quarter would be somewhere in the fifty-eight cent range which would be down from, from fourth quarter of last year even though, even with the Interest expense, I mean, the second and third quarters, are, are still up. So wondering - you know - what you’re expecting there; and then secondly did you, did you guys run any sort of promotions during the second quarter either on fund playing or second lines or anything there to, to help drive revenue in the CT segment? And then thirdly, if you could just give us a little bit more color on the, on the other revenue growth which was a little bit better than what we saw in previous quarters. Thanks.

          MR. MAHONEY: Sure. Grace let me take them in reverse order. In terms of other revenue growth, there’s a couple of things that are driving that. The biggest one is our DSL sales have exceeded the level that we originally anticipated at the beginning of the year, and so our DSL revenues are up a little bit. The second issue which relates to your question on, on whether or not we did any bundling in the quarter at CT, we didn’t do anything different in the second quarter thAn we did in the first quarter, but, but this year we have been marketing in Commonwealth Telephone service territory a product which includes, if they take it, we sell a bundle of local and enhanced services and also the ability to buy our long distance service at a, at a lower rate. And that promotion, has not only benefited CT Co during the year but it’s also been driving our CLD revenues which appear in the other category and so those combinations, so the combination between CLD and DSL are what are effecting other revenues. Other than that promotion I talked about there were no special second line promotions at Commonwealth Telephone during the second quarter was pretty much business as usual. And you know with respect to your question on EPS, I mean you can run the numbers. I think it’s, it’s an anticipation of, of our model for the year of where we expect to come out. I think it’s fairly consistent with, with our prior years in terms of our performance in the, in the 4th quarter.

          MS. LEE: Okay. Great. Thanks.

          JOAN: Thank you. And our next question is from Rick Franklin of Bank of America. Please go ahead.

          MR. FRANKLIN: Yeah, hi guys. A couple of questions. You know -first the standard on CTSI or recip comp for the quarter and term at CTSI.

          MR. MAHONEY: Well, I’m sorry Rick. The question on recip comp percent?

          MR. FRANKLIN: Just the level of it, yeah.

          MR. MAHONEY: Yeah it was done, as you might recall, in the first quarter when we had that front end loading recip composition as a percent of CTSI’s revenues was about eighteen percent, a little better than eighteen percent. And the second quarter it was down just about fifteen percent. So it dropped because we lost that front end loading.

          MR. FRANKLIN: Okay. Great.

          MR. MAHONEY: Okay. And, and the second question was?

          MR. FRANKLIN: Churn rate at CTSI.

          MR. MAHONEY: Churn rate at CTSI is, I don’t have the exact number. But it has been consistent with our churn rate for the last several quarters.

          RICK FRANKLIN: Oh, okay, and then finally the seasonality of ARPU it looks like based on your access line guidance and your revenue guidance that there might be a pickup in ARPU, it looks like you kind of had that last year and maybe that’s in the regulatory issues but if you could kind of help me understand that.

          MR. MAHONEY: Now I assume you’re, are you talking about ARPU at CTSI?

          MR. FRANKLIN: Well you know I, I don’t know, I mean there’s got to be an ARPU pick up at one of the levels.

          MR. MAHONEY: Now I mean our ARPU has been fairly consistent across both of our businesses. It fluctuates a little bit in the first quarter at CTSI because of the higher recip comp revenues that come in. But other than that and you know it probably fluctuated a little in the first quarter, the first two quarters of this year at Commonwealth telephone because of the higher access revenues but, but other than those factors in general our average revenue per unit at both of our operations has been fairly consistent.

          MR. FRANKLIN: And you’re expecting that…

          MR. MAHONEY: We expect that trend to continue.

          MR. FRANKLIN: Okay. All right. Great. Thanks a lot.

          MR. MAHONEY: Uh huh.

          JOAN: Thank you. And our next question is from Richard Klugman of Jeffries. Please go ahead.

          MR. KLUGMAN: Thanks a lot. I, I was wondering, you talked a little bit about the tax rate being lower on the year, and I noticed that was especially true in the second quarter. Do you have any, any, any story behind that, and just I guess a follow up to your, your remarks about the potential for the Verizon strike? And I know all of this is hypothetical because we don’t know if the strike is going to happen but isn’t there, even though you get a back log out of it. Isn’t there some opportunity for marketing given the negative publicity that Verizon might have surrounding that that you could win customers? In other words, it might be bad from a, from a provisioning standpoint but a positive from marketing.

          MR. MAHONEY: Yeah no problem. With respect to the, let me take the tax rate Rick. We, we did some, some tax planning at the end of last year where we did some corporate, internal corporate reorganizations of some of our subsidiaries which allowed us to take some, a couple of our smaller subsidiaries and make them divisions of our largest tax paying entity a year for state tax purposes and that’s what’s impacting our tax rate this year. That’s why it’s gone down from forty percent to the lower rate. The Verizon strike, you’re absolutely right there is opportunity. Although our discussions so far as I’ve indicated with Verizon are that they expect by and large to keep business, to make it, to keep it business as usual, fortunately they’re continuing with their negotiations so we haven’t seen a strike. If we had a strike obviously we would use anything we could to our advantage to gain more market share. We, we, we would then, unless as I indicated earlier have to deal with this provisioning issue, you know, if they’re customers that we can put on our network great, if not we’d still have to deal with Verizon. So yes there is an opportunity but it all depends on whether or not and how long a strike is.

          MR. KLUGMAN: Back, back on the tax issue I was wondering why the quarter was, the quarter was under thirty-six percent. I was wondering why that was substantially below your guidance for the year.

          MR. MAHONEY: Hold on one second. Yeah Rick it’s because the strategies I talked about kicked in the second quarter. That’s when they started and now they’ll, so we just started to recognize that the tax benefits of this year, this quarter level out over the remainder of the year.

          MR. KLUGMAN: Oh so perhaps it’s just a little bit of a catch-up.

          MR. MAHONEY: Yes.

          MR. KLUGMAN: And from the first quarter into the second?

          MR. MAHONEY: Correct.

          MR. KLUGMAN: Okay that’s great. Thanks a lot.

          MR. WESELCOUCH: Joan, this is David. We have time for one more question.

          JOAN: And our final question is from Tom Seitz of Lehman Brothers. Please go ahead.

          MR.Seitz: Yeah, could you give us an update on where you’re at with the Pennsylvania PUC legislation that expires at the end of the year under which job rate and if, if there’s not an update now can you let us know you know when you anticipate one and whether you anticipate it to be as you know as favorable as it is right now?

          MR. MAHONEY: Sure Tom. First of all I don’t, the, the easy answer to this is I don’t have much of an update for you because unfortunately this is in the hands of the legislature and you know in all probability the Pennsylvania legislature will make a decision on what it’s going to do with respect to the Chapter 30 Plan in November of this year and they won’t, it’ll be difficult for us to get a clear reading on where they’re heading with that much before we get to that, to that time of the year. There are as you probably know, there is a proposal that has been sponsored and put forth at the legislature that is sponsored by the Pennsylvania Telephone Association which makes recommendations for how the PTA thinks that Chapter 30 Law should be changed. We support those changes I might add. There are also proposals that are outstanding by the inner exchange carriers as well as consumer groups to the same that also lobby on how they think the law could change. Legislatures are considering both of those proposals as well as considering whether they don’t want to make any changes to the law and it’s, although we’re actively involved in, in the process it’s difficult for us to predict at this point with any certainty about where that’s going to come out and as I say we’ll know better as we get closer to the end of the year, late October, November where this is, where this is headed. Hopefully by the time we do our third quarter call we’ll be able to give you a better sense.

          MR. SEITZ: Excellent. Thanks a lot.

          MR. MAHONEY: Uh huh.

          JOAN: And that concludes our question and answer session. I would now like to turn the call back to Mr. Mahoney. Please go ahead, sir.

          MR. WESELCOUCH: Thanks, Joan, I would just like to thank everybody for your participation on this morning’s call and your continued interest in CTE. I’m looking forward to reporting to you on our progress following our third quarter and I thank you for your time. Have a good day.

          JOAN: Ladies and gentleman that concludes today’s conference call. Thank you for your participation. You may disconnect at this time and as a reminder this call will be on archive for forty-eight hours. Have a good day. Thank you.

          [END]

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The Current Report on Form 8-K, filed with the Commission by Commonwealth Telephone Enterprises, Inc. on August 5, 2003 is hereby incorporated by reference into this filing.